Exhibit 99.1

Erie Indemnity Reports Full Year and Fourth Quarter 2016 Results
Net Income per Diluted Share Up 20.6 percent for the Full Year

Erie, Pa. - February 23, 2017 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the full year and quarter ending December 31, 2016. Net income was $210.4 million, or $4.01 per diluted share, for the full year 2016, compared to $174.7 million, or $3.33 per diluted share, in 2015. Net income was $45.8 million, or $0.87 per diluted share, in the fourth quarter of 2016, compared to $30.1 million, or $0.57 per diluted share, in the fourth quarter of 2015. The growth in 2016 for the fourth quarter and full year was driven by increased net revenue from operations as revenue growth outpaced the growth in expenses.
"We continue to grow profitably", said Tim NeCastro, President and CEO. "The dedicated work of our Agents and Employees has once again enabled us to beat the industry forecast for 2016 and as we embark upon 2017, we are well positioned for continued long-term growth and value creation."

4Q and Total Year 2016
(dollars in thousands)	4Q'15	4Q'16	2015	2016
Net revenue from operations	$41,839	$56,685	$232,541	$292,364
Investment income, net of interest expense	4,244	13,438	33,708	27,727
Income before income taxes	46,083	70,123	266,249	320,091
Income tax expense	15,950	24,337	91,571	109,725
Net income	$30,133	$45,786	$174,678	$210,366
Gross margin from operations	11.7%	14.9%	15.4%	18.3%

2016 Total Year Highlights

Net revenue from operations before taxes increased $59.8 million, or 25.7 percent, in 2016 compared to 2015.

•	Management fee revenue increased $91.9 million, or 6.2 percent, in 2016 compared to 2015.

•	Commissions increased $45.9 million in 2016 compared to 2015 as a result of the 6.2 percent increase in direct and assumed premiums written by the Exchange.

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Non-commission expense decreased $14.6 million in 2016 compared to 2015. Information technology costs decreased $2.1 million primarily due to decreased personnel costs somewhat offset by an increase in professional fees. Customer service costs decreased $4.7 million primarily due to decreased credit card processing fees and personnel costs. Administrative and other costs decreased $7.8 million due to decreased personnel costs, including incentive compensation forfeited by senior executives who separated from service during 2016, somewhat offset by an increase in professional fees. Personnel costs in all expense categories were impacted by decreased pension costs primarily due to an increase in the pension discount rate as well as decreased medical costs.

•	The gross margin for 2016 was 18.3 percent, compared to 15.4 percent for 2015.

Income from investments before taxes totaled $27.8 million in 2016, compared to $33.7 million in 2015. Earnings from limited partnerships were $7.0 million in 2016 compared to earnings of $17.0 million in 2015.

4Q 2016 Highlights

Net revenue from operations before taxes increased $14.8 million, or 35.5 percent, in the fourth quarter of 2016 compared to the fourth quarter of 2015.

•	Management fee revenue increased $23.3 million, or 6.7 percent, in the fourth quarter of 2016 compared to the fourth quarter of 2015.

•	Commissions increased $10.1 million in the fourth quarter of 2016 compared to the fourth quarter of 2015 as a result of the 6.4 percent increase in direct and assumed premiums written by the Exchange.

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Non-commission expense decreased $1.8 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. Information technology costs increased $4.3 million primarily due to an increase in professional fees. Customer service costs decreased $1.8 million primarily due to decreased credit card processing fees and personnel costs. Administrative and other costs decreased $4.0 million due to decreased personnel costs, including incentive compensation forfeited by senior executives who separated from service during 2016, somewhat offset by an increase in professional fees. Personnel costs in all expense categories were impacted by decreased pension costs primarily due to an increase in the pension discount rate.

•	The gross margin in the fourth quarter of 2016 was 14.9 percent, compared to 11.7 percent in the fourth quarter of 2015.

Income from investments before taxes totaled $13.5 million in the fourth quarter of 2016, compared to $4.2 million in the fourth quarter of 2015. Earnings from limited partnerships were $7.3 million in the fourth quarter of 2016 compared to earnings of $0.1 million in the fourth quarter of 2015.

Webcast Information
Indemnity has scheduled a conference call and live audio broadcast on the Web for 10:00 AM ET on February 24, 2017. Investors may access the live audio broadcast by logging on to www.erieinsurance.com. Indemnity recommends visiting the website at least 15 minutes prior to the Webcast to download and install any necessary software. A Webcast audio replay will be available on the Investor Relations page of the Erie Insurance website by 12:30 PM ET.

Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 10th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 15th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.
News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

•	dependence upon our relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement and investments in new technology and systems;

•	credit risk from the Exchange;

•	dependence upon our relationship with the Exchange and the growth of the Exchange, including:

◦	general business and economic conditions;

◦	factors affecting insurance industry competition;

◦	dependence upon the independent agency system; and

◦	ability to maintain our reputation for customer service;

•	dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:

◦	the Exchange’s ability to maintain acceptable financial strength ratings;

◦	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

◦	changes in government regulation of the insurance industry;

◦	emerging claims and coverage issues in the industry; and

◦	severe weather conditions or other catastrophic losses, including terrorism;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations and difficulties with technology or data security breaches, including cyber attacks;

•	factors affecting the quality and liquidity of our investment portfolio;

•	our ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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